Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, October 7, 2014	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO UPDATES 2014 OUTLOOK

DULUTH, GA – October 7 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, announced today that it has updated its outlook for net income per share for the third quarter and full year of 2014.  The Company now expects third quarter net income per share to be in a range from $0.60 to $0.65 including a benefit of approximately $0.15 per share for the reversal of previously recorded long-term stock compensation expense.  Full year 2014 net income per share is now expected to range from $4.10 to $4.30. The revised estimates exclude restructuring and other infrequent expenses which may be incurred.

AGCO’s results are expected to be negatively impacted by lower sales levels across all regions, lower production and foreign currency translation. “During the third quarter, we experienced weaker than anticipated levels of demand and are responding by making more aggressive cuts in production schedules and expenses,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer.

The Company will report third quarter 2014 earnings on October 28, 2014.

Safe Harbor Statement

This press release contains forward-looking statements regarding foreign currency translation, production, sales and earnings per share. Actual results may differ materially from those suggested by these forward-looking statements for a number of reasons including the development of demand for our products and the general demand for farm equipment, and competitive response by other manufacturers of farm equipment. For additional information regarding factors that could impact results, please see our Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

About AGCO

AGCO, Your Agriculture Company, (NYSE: AGCO), is a global leader focused on the design, manufacture and distribution of agricultural machinery. AGCO supports more productive farming through a full line of tractors, combines, hay tools, sprayers, forage equipment, tillage, implements, grain storage and protein production systems, as well as related replacement parts. AGCO products are sold through five core machinery brands, Challenger®, Fendt®, Massey Ferguson®, Valtra® and GSI®, and are distributed globally through 3,100 independent dealers and distributors in more than 140 countries worldwide. Retail financing is available through AGCO Finance for qualified purchasers. Founded in 1990, AGCO is headquartered in Duluth, Georgia, USA. In 2013, AGCO had net sales of $10.8 billion. For more information, see http://www.agcocorp.com

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